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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.             )

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Filed by a party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Sport-Haley, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF SPORT-HALEY, INC.
to be held April 8, 2005

        NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Sport-Haley, Inc. will be held at the Company's offices, 4600 E. 48th Avenue, Denver, Colorado 80216 on Thursday, April 8, 2005, at 10:30 a.m., Mountain Time, and thereafter as it may from time to time be adjourned, for the following purposes:

  1.
  To elect four directors to hold office for the term set forth in the accompanying Proxy Statement and until their successors shall have been duly elected and qualified;

  2.
  To ratify the appointment of Hein & Associates LLP as independent certified public accountants for the Company; and

  3.
  To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The board of directors has fixed the close of business on February 24, 2005, as the record date for the determination of shareholders entitled to notice of and to vote at this meeting or any adjournment thereof. A complete list of the shareholders entitled to vote at the meeting will be available for inspection at the annual meeting and for a period of ten days prior to the annual meeting at Sport-Haley, Inc., 4600 E. 48th Avenue, Denver, Colorado 80216, during normal business hours.

        A proxy statement which describes the formal business to be conducted at the annual meeting is attached to this Notice.

By Order of the Board of Directors,

March 7, 2005	/s/ PATRICK W. HURLEY Patrick W. Hurley, Corporate Secretary and Chief Financial Officer

IMPORTANT

PLEASE MARK, DATE, SIGN, NOTE ANY CHANGE OF ADDRESS AND RETURN THE ENCLOSED PROXY CARD IMMEDIATELY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, WE WILL BE GLAD TO RETURN YOUR PROXY SO THAT YOU MAY VOTE IN PERSON.

SPORT-HALEY, INC.
4600 E. 48TH AVENUE
DENVER, COLORADO 80216

PROXY STATEMENT

Relating to the Annual Meeting
of Shareholders to be held April 8, 2005

GENERAL

        The enclosed proxy is solicited by the Board of Directors of Sport-Haley, Inc.    (hereinafter referred to as the "Company" or "Sport-Haley") for use at the annual meeting of shareholders to be held at the offices of Sport-Haley, Inc., 4600 E. 48th Avenue, Denver, Colorado 80216 on Friday, April 8, 2005, at 10:30 a.m., Mountain Time, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. This proxy statement and the form of proxy will be mailed to shareholders on or about March 7, 2005.

        The record date with respect to this solicitation is February 24, 2005. All holders of record of common stock of Sport-Haley, Inc. as of the close of business on that date are entitled to vote at the meeting. As of the record date, the Company had 2,545,252 shares of common stock outstanding, excluding treasury shares. Each share of common stock is entitled to one vote. A majority of the votes entitled to be cast constitutes a quorum. If a quorum exists, action on any matter other than the election of directors will be approved if the votes cast in person or by proxy at the meeting favoring the action exceed the votes cast opposing the action. In the election of directors, that number of candidates equaling the number of directors to be elected having the highest number of votes cast in favor of their election will be elected. Abstentions and broker non-votes are not counted in the calculation of the vote.

        A proxy may be revoked by the shareholder at any time prior to its being voted. If a proxy is properly signed and is not revoked by the shareholder, the shares it represents will be voted at the meeting in accordance with the instructions of the shareholder, unless it is received in such form as to render it invalid. If the proxy is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board of Directors.

        As a matter of policy, proxies, ballots and voting tabulations that identify individual shareholders are held confidential by the Company. Such documents are available for examination only by the inspectors of election, none of whom is an employee of the Company, and certain employees associated with tabulation of the vote. The identity of the vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

        The cost of this solicitation will be borne by the Company. Employees and directors of the Company may solicit proxies but will not receive any additional compensation for such solicitation. Proxies may be solicited personally or by mail, facsimile or telephone.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

        Under the securities laws of the United States, Sport-Haley's directors, its executive officers, and any persons holding more than ten percent of its Common Stock are required to report their initial ownership of Common Stock and other equity securities and any subsequent changes in that ownership to the Securities and Exchange Commission and Sport-Haley. Specific due dates for these reports have been established and Sport-Haley is required to disclose in this proxy statement any failure to file, or late filing, of such reports with respect to the period ended June 30, 2004. Based solely on Sport-Haley's review of the reports furnished to Sport-Haley and written representations that no other reports were required during fiscal 2004, Sport-Haley's officers, directors and beneficial owners of more than ten percent of its Common Stock complied with all Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Sport-Haley has adopted a policy pursuant to which material transactions between Sport-Haley and its executive officers, directors and principal shareholders (i.e. shareholders owning beneficially 5% or more of the outstanding voting securities of Sport-Haley) shall be submitted to the board of directors for approval by a disinterested majority of the directors voting with respect to the transaction. For this purpose, a transaction is deemed material if such transaction, alone or together with a series of similar transactions during the same fiscal year, involves an amount which exceeds $60,000. No such transactions occurred during the fiscal year ended June 30, 2004.

ANNUAL REPORT

        The Annual Report to Shareholders for the fiscal year ended June 30, 2004 is being sent to all shareholders with this proxy statement. The Annual Report to Shareholders does not form any part of the material for the solicitation of any proxy. The Annual Report to Shareholders contains the Company's Amendment No. 2 to Annual Report on Form 10-K/A for the year ended June 30, 2004 ("fiscal 2004"), as filed with the Securities and Exchange Commission. Along with the Annual Report, the Company is also sending to shareholders a copy of the Quarterly Report on Form 10-Q for the quarter ended December 31, 2004. Additional copies, without exhibits, are available without charge to any shareholder of the Company upon written request to the corporate Secretary, Sport-Haley, Inc., 4600 E. 48th Avenue, Denver, Colorado 80216. The Company's Amendment No. 2 to Annual Report on Form 10-K/A for the year ended June 30, 2004, and the Form 10-Q for the period ended December 31, 2004, with exhibits, can also be accessed online at the website of the Securities and Exchange Commission, www.sec.gov.

SHAREHOLDER PROPOSALS FOR THE FISCAL 2005 ANNUAL MEETING

        Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the "Exchange Act"), some stockholder proposals may be eligible for inclusion in the Company's proxy statement for the Company's 2005 annual meeting. To be eligible for inclusion in the Company's 2005 proxy statement, any such proposals must be delivered in writing to the Corporate Secretary, Sport-Haley, Inc., 4600 East 48th Avenue, Denver, Colorado 80216, no later than November 1, 2005, and must meet the requirements of Rule 14a-8 under the Exchange Act. The submission of a stockholder proposal does not guarantee that it will be included in the Company's Proxy Statement. If a shareholder intends to present a proposal for consideration at the fiscal 2005 annual meeting outside of the processes of Rule 14a-8 under the Exchange Act, the SEC rules permit management to vote proxies in its discretion if we receive notice of the proposal before the close of business on January 15, 2006 and advise shareholders in our proxy statement for next year's annual meeting about the nature of the matter and how our management intends to vote on such matter.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

        The Board of Directors of the Company has implemented a process whereby shareholders may send communications to the Board's attention. Any shareholder desiring to communicate with the Board, or one or more specific members thereof, should communicate in a writing addressed to Sport-Haley, Inc., 4600 E. 48th Avenue, Denver, CO 80216. The Corporate Secretary of the Company has been instructed by the Board to promptly forward all such communications to the specified addressees thereof.

OTHER MATTERS

        Except for the matters described herein, management does not intend to present any matter for action at the annual meeting and knows of no matter to be presented at such meeting that is a proper subject for action by the shareholders. However, if any other matters should properly come before the annual meeting, it is intended that votes will be cast pursuant to the authority granted by the enclosed proxy in accordance with the best judgment of the person or person acting under the proxy.

PROPOSALS TO BE VOTED UPON

I.    ELECTION OF DIRECTORS

        Information concerning the four nominees for election as directors is shown below. All nominees are now members of the board of directors and have been unanimously nominated to stand for re-election by the Nominating Committee of the board of directors, which is composed of the four members of the board of directors, all of whom are independent directors, within the meaning of the applicable listing standards of The Nasdaq Stock Market (the "NASD Rules"). The Board of Directors reduced the number of board members to four after the death of its former Chairman and the resignation from the Board of its former Chief Executive Officer. The Nominating Committee and the board of directors knows of no reason why any nominee would be unable to serve as a director. If any nominee should for any reason become unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the board of directors may designate or the board of directors may reduce the number of directors to eliminate the vacancy. If the following nominees are approved, the board will continue to be composed solely of independent, outside directors.

Name	Age	Capacities in Which Served
Ronald J. Norick(1)(2)(3)	64	Chairman of the Board (non-employee position)
Mark J. Stevenson(1)(2)(3)	67	Non-Employee Director
James H. Everest(2)(3)	57	Non-Employee Director
James R. TenBrook(1)(3)	57	Non-Employee Director

(1)
Member of the Audit Committee.

(2)
Member of the Compensation Committee.

(3)
The Board of Directors has determined that this director or nominee is independent pursuant to the applicable NASD Rules.

        Ronald J. Norick has been a director of Sport-Haley since November 1993. Mr. Norick has served as Chairman of the Board, a non-officer position, since October 2004. Mr. Norick serves on the Audit, Compensation and Nominating Committees. From April 1987 until April 1998, Mr. Norick served as the elected Mayor of the City of Oklahoma City, Oklahoma. From 1960 to 1992, Mr. Norick served in various capacities, including serving as president from 1981 to 1992, of a closely-held printing company, which was acquired by Reynolds & Reynolds in June 1992. Mr. Norick serves on a number of civic, community, educational, corporate and public boards, commissions and committees. Mr. Norick is a director of Banc First Corporation, a publicly-held corporation based in Oklahoma City, Oklahoma. Mr. Norick also serves as controlling manager of Norick Investments Company LLC, a family-owned limited liability company, which is engaged in investments.

        Mark J. Stevenson has been a director of Sport-Haley since November 1993. Mr. Stevenson serves on the Audit, Nominating and the Compensation Committees (the latter as its Chairman). Mr. Stevenson serves as president and chief executive officer of Zenodata Corporation, a Colorado based financial services software company. Mr. Stevenson held the positions of chairman of the board, president and chief executive officer of Electronic Manufacturing Systems, Longmont, Colorado, a contract manufacturer serving the computer, data storage, telecommunications and medical equipment industries, from June 1994 until that company was merged into E-M-Solutions in January 1999. At that time, Mr. Stevenson was appointed executive chairman and chairman of the board of E-M-Solutions, which filed for bankruptcy protection in the Northern District of California in approximately November 2001 and was immediately purchased by Sanmina/SCI. From 1992 to 1994, Mr. Stevenson served as chairman of the board for Micro Insurance Software, Inc., Boulder, Colorado, a manufacturer of computer software oriented to the insurance industry. Mr. Stevenson currently serves on the Colorado Governor's Commission on Science and Technology and on the Advisory Council of the University of Colorado Center for Entrepreneurship. Mr. Stevenson formerly served as chairman of the American Electronics Association, the nation's largest high technology trade association.

        James H. Everest has been a director of Sport-Haley since November 1993. Mr. Everest serves on the Compensation and Nominating Committees. Mr. Everest has served as president of the Jean I. Everest Foundation, Oklahoma City, Oklahoma, since 1991. The Jean I. Everest Foundation was organized by Mr. Everest's father to conduct charitable activities. Mr. Everest has been the managing partner of Everest Brothers, a general partnership active in oil and gas exploration and development, since 1984. Mr. Everest has also been engaged in managing his personal investments since 1984. Mr. Everest is a member of the Oklahoma Bar Association and the American Bar Association and serves in a number of capacities for various civic and community organizations.

        James R. TenBrook, CPA has been a director of the Company since March 2004. Mr. TenBrook is Chairman of the Audit Committee and serves on the Nominating Committee. Mr. TenBrook is the President and a shareholder of Karsh Consulting, P.C. of Denver, Colorado. Mr. TenBrook has been a Certified Public Accountant since 1973, received his Personal Financial Specialist Certification in 1994 and is a Certified Valuation Analyst. Mr. TenBrook's practice consists primarily of litigation support, tax and estate planning. Mr. TenBrook is a member of the Colorado Society of Certified Public Accountants ("CSCPA") and served on the CSCPA's board of directors from 1996-1999. Mr. TenBrook is also a member of the American Institute of Certified Public Accountants ("AICPA") and served on the CSCPA Personal Financial Planning Committee from 1991-1994 (he was the Chairman of the Committee in 1993 and 1994). Mr. TenBrook's accounting firm, of which he is a shareholder, has performed income tax services for several years to the former and now deceased Chairman of the Company, the former Chief Executive Officer, certain trusts formed by the former Chairman, and a related entity. The fees paid to Mr. TenBrook's firm for these tax services are approximately $8,000 per year in the aggregate. While this results in some pecuniary benefit to Mr. TenBrook, which is difficult to quantify, Mr. TenBrook believes that the direct compensation to him as a result of these engagements is less than $500 per year. The Company believes that Mr. TenBrook nevertheless meets the definition of independence under both SEC and NASD Rules.

Pending or Threatened Legal Proceedings Involving Officers, Directors and Nominees

        As previously reported, in October 2001, a former shareholder commenced a putative class action lawsuit against Sport-Haley and three of its officers and directors (the "Defendants"). None of the Company's present directors who are standing for re-election were named as defendants in the action. After a settlement conference in November 2003, the parties to the class action reached a preliminary agreement to settle the action against all parties, subject to court approval and other contingencies, in December 2003. The Court granted preliminary approval of the settlement in January 2004, pursuant to which approval, notice of the class action and proposed settlement were distributed to applicable shareholders. The Court conducted a hearing on the proposed settlement, and in April 2004, the United States District Court for the District of Colorado (the "Court") entered a Final Order and Judgment approving the settlement of the class action. No members of the class opted out of the class or objected to the settlement. In accordance with the settlement agreement, one of the Defendants' insurance carriers paid the class a total of $1,000,000, from which was deducted certain administrative costs and awards made to the named Plaintiffs and to Plaintiffs' counsel for attorneys' fees and costs.

The Defendants continue to maintain that they have meritorious defenses to the class action claims, but agreed to the settlement for practical and other reasons. The Defendants incurred significant cost and expense, including the use of Company resources and executive time, defending the class action. A considerable portion of such expense is not recoverable from applicable insurance. However, one of the Company's insurance carriers reimbursed the Company for the costs of defending the class action above a retention amount stated in the applicable policy and paid the $1,000,000 settlement amount.

        As previously reported, on September 26, 2003, the United States Securities and Exchange Commission (the "Commission") filed suit in the United States District Court for the District of Colorado (the "Action") against Sport-Haley, its late Chairman and former Chief Executive Officer, Robert G. Tomlinson, and its former controller, Steve S. Auger (the "Defendants"). The Commission filed an amended complaint in October 2003, which added one of the Company's former auditors to the Action as a Defendant. The suit seeks an injunction against future violations and other relief, including disgorgement, civil penalties and an order barring Mr. Tomlinson and Mr. Auger from serving as a director or officer of any publicly held company. The suit alleges that the Defendants misrepresented inventories, period costs and losses on the sale of headwear equipment in annual and/or quarterly financial statements for our fiscal years 2000, 1999 and 1998. The complaint alleges that the Company violated §17(a) of the Securities Act of 1933 (the "Securities Act"), §10(b), §13(b)(2) and §15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and various other rules promulgated thereunder. The amended complaint further alleges that Mr. Tomlinson and Mr. Auger violated §17(a) of the Securities Act, §10(b) and §13(b)(5) of the Exchange Act and Rules 10b-5 and 13b-2 thereunder. Finally, the suit alleges that Mr. Tomlinson and Mr. Auger aided and abetted the Company's violations of §13(b)(2) and §15(d) of the Exchange Act and various rules promulgated thereunder. The Commission's suit primarily relates to errors in our previously issued financial statements that we previously reported when we voluntarily restated our financial statements for fiscal years 1999 and 1998 and subsequently corrected material financial information for the quarterly periods of fiscal years 2000, 1999 and 1998. The Defendants have answered the allegations of the amended complaint, denying the substantive allegations and asserting various defenses. Discovery in the Action has concluded. No trial date has yet been determined. After Mr. Tomlinson's death in September 2004, the Commission advised his counsel that it would dismiss Mr. Tomlinson from the case and would not seek any relief against Mr. Tomlinson's estate. However, Mr. Tomlinson has not yet been dismissed from the action. The Company, subject to its Bylaws and Colorado law, agreed to indemnify Mr. Tomlinson and Mr. Auger, and we have advanced the costs of their defenses, pending final adjudication of the Action. The costs of defense of the Action by the Defendants are covered by our applicable liability insurance, subject to a retention amount, which has been satisfied, and other limitations. The Defendants intend to vigorously defend the Commission's allegations, which the Defendants believe are without merit. Based upon the information that is currently available, we cannot reasonably estimate the amount of future costs that we will incur defending the Action. However, if the suit were determined in favor of the Commission and against the Defendants, the possible monetary penalties and other relief that we might be required to pay could negatively impact our financial position and the results of our operations.

        As of December 31, 2004, we had cumulatively incurred approximately $915,000 in potentially recoverable costs related to the restatements of our financial statements and material quarterly information, the investigation by the Commission and a class action lawsuit that has been settled. The policy retention for such costs has been satisfied, and one of our insurance carriers had reimbursed us $289,000 as of December 31, 2004, of which $85,000 was received during the six months ended December 31, 2004. Amounts recovered from our insurance carriers are generally offset against other related legal expenses in the period in which they are recovered. However, amounts recovered from our insurance carriers are generally included in other income to the extent that such recovery exceeds legal expenses for related matters incurred in the period in which the recovery is received. For the six months ended December 31, 2004, we offset $53,000 in related legal expenses and recorded $32,000 in other income with respect to reimbursements received during that period. Subsequent to December 31, 2004, one of our insurance carriers reimbursed us an additional $68,000.

        As previously reported, we retained legal counsel to possibly pursue claims against our former auditors in connection with damages suffered as a result of the restatements of our financial statements for the fiscal years ended June 30, 1999 and 1998 and the corrections of material financial information for the quarterly periods of the fiscal years ended June 30, 2000, 1999 and 1998. Further, counsel to the former auditors has advised us that the former auditors may bring certain claims against us. We believe that the claims threatened by the former auditors relate to allegations of unpaid fees. Each party continues to deny any liability to the other party. Neither the Company nor the former auditors have yet filed any legal action to assert any of these claims.

Committees of the Board

        The Board of Directors has delegated certain of its authority to a Compensation Committee, Audit Committee and a Nominating Committee. The Compensation Committee is composed of Messrs. Norick, Stevenson and Everest. The Audit Committee is composed of Messrs. TenBrook, Norick and Stevenson. The Nominating Committee is comprised of Messrs. Norick, Stevenson, Everest and TenBrook. Each member of the Audit Committee, Compensation Committee and Nominating Committee qualifies as an "independent director" under the current NASD Rules. No member of these three committees is a former or current officer or employee of the Company.

Audit Committee.

        The Board of Directors adopted an Audit Committee Charter effective June 9, 2000, and an Amended and Restated Audit Committee Charter effective January 1, 2004, which describes the Audit Committee's roles and responsibilities. The Amended and Restated Audit Committee Charter was filed as an appendix to the proxy statement for last years' annual meeting, filed with the SEC on February 27, 2004. The Audit Committee members have regularly reviewed and will continue to review the content and adequacy of the charter on at least an annual basis. The function of the Audit Committee is to review and approve the scope of audit procedures employed and to review and approve the audit reports rendered by Sport-Haley's independent auditors and to approve the audit fee charged by the independent auditors. In addition, pursuant to the Sarbanes-Oxley Act of 2002 and rules promulgated thereunder, the audit committee is responsible for, among other things, pre-approving all audit and non-audit services performed by the independent auditors, approving the engagement of the auditors and receiving certain reports from the independent auditors prior to the filing of the audit report. The Audit Committee reports to the Board of Directors with respect to such matters and recommends the selection of independent auditors. The Audit Committee appointed James R. TenBrook as the Chairman of the Audit Committee. The Audit Committee held four formal meetings during fiscal 2004. Mr. Norick attended three of the four meetings, Mr. Tenbrook attended the two meetings after his appointment on March 31, 2004, Mr. Everest attended two meetings until he resigned from the Audit Committee on March 31, 2004, and Mr. Stevenson attended all of the meetings held during fiscal 2004.

        The Chairman of the Audit Committee, Mr. TenBrook, meets the criteria for an Audit Committee Financial Expert under applicable SEC Rules and all three members meet the requirements for independence under applicable SEC rules and NASD Rules.

        In fiscal 2003, the Audit Committee implemented new procedures for the pre-approval of audit and non-audit services performed by the Company's independent auditors, Hein & Associates LLP. The Audit Committee has the sole authority to pre-approve all audit and non-audit services provided by the independent auditors to the Company and acts to assure that the independent auditors are not engaged to perform specific non-audit services proscribed by law or regulation. The Audit Committee approved all audit and non-audit services provided by Hein & Associates LLP during fiscal year 2004.

        See the "Audit Committee Report" to the board of directors, below.

Compensation Committee.

        The primary function of the Compensation Committee is to review and make recommendations to the Board with respect to the compensation, including bonuses, of Sport-Haley's officers and to administer Sport-Haley's Option Plan. The Compensation Committee held three meetings in fiscal 2004. All of the committee members attended the meetings held during fiscal 2004. See "Compensation Committee Report," below.

Nominating Committee.

        In February 2004, the board of directors voted to form a Nominating Committee, initially composed of Messrs. Norick, Everest and Stevenson. On March 31, 2004, Mr. TenBrook was also appointed to serve on the Nominating Committee. The Nominating Committee recommends to the board the persons to be nominated for election as directors at any meeting of stockholders, develops and recommends to the board a set of corporate governance principles applicable to the Company and oversees the evaluation of the board. The Board has determined that each of the members of the Nominating Committee is "independent," as that term is defined by applicable NASD Rules. The Nominating Committee acts pursuant to a written charter, which was approved by the board on February 10, 2004, a copy of which was attached as an appendix to the Company's proxy statement for last years' annual meeting, which was filed with the SEC on February 27, 2004. The Nominating Committee held one meeting during fiscal 2004 which was attended by all of its members. The Nominating Committee unanimously voted to nominate for re-election at the annual meeting each of the current directors.

        Shareholders may recommend director candidates for inclusion by the board of directors in the slate of nominees which the board recommends to shareholders for election. The qualifications of recommended candidates will be reviewed by the Nominating Committee. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election as a director by the shareholders, his or her name will be included in the Company's proxy card for the stockholder meeting at which his or her election is recommended.

        Shareholders may recommend individuals to the Nominating Committee for consideration as potential director candidates by submitting their names and background to the Company's Corporate Secretary, at the address set forth above under "Stockholder Communications," and such recommendations will be forwarded to the Nominating Committee. The Nominating Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis.

        The process followed by the Nominating Committee to identify and evaluate candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating Committee and the board. The Nominating Committee is authorized to retain advisers and consultants and to compensate them for their services. The Nominating Committee has not retained any such advisers or consultants.

        Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders, the Nominating Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by board members or by other persons. In considering whether to recommend any candidate for inclusion in the board's slate of recommended director nominees, including candidates recommended by shareholders, the Nominating Committee will apply the criteria which are set forth in Nominating Committee Charter. The criteria for nomination include the candidate's:

  •
  integrity and honesty,

  •
  ability to exercise sound, mature and independent business judgment in the best interests of the shareholders as a whole,

  •
  background and experience with manufacturing, retailing, operations, finance, marketing or other fields which will complement the talents of the other board members,

  •
  willingness and capability to take the time to actively participate in board and Committee meetings and related activities,

  •
  ability to work professionally and effectively with other board members and Company management,

  •
  availability to remain on the board long enough to make an effective contribution, and

  •
  absence of material relationships with competitors or other third parties that could present realistic possibilities of conflict of interest or legal issues; and

  •
  experience with accounting rules and practices.

        The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

Audit Committee Report

        In October, 2004, the Audit Committee submitted to the Board of Directors the following report:

        We have reviewed and discussed with management the Company's audited financial statements for the year ended June 30, 2004 (the "Fiscal Year 2004 Financial Statements").

        We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

        We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

        Based upon the reviews and discussions referred to above, we recommended to the Board of Directors that the Fiscal Year 2004 Financial Statements be included in the Company's Form 10-K for the year ended June 30, 2004.

        This Audit Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the Securities and Exchange Commission that incorporates by reference all or any portion of the proxy statement, in connection with the annual meeting, except to the extent that the Company specifically requests that this Report be specifically incorporated by reference.

Date: October 13, 2004	James H. Everest Ronald J. Norick Mark J. Stevenson

Board Attendance

        In fiscal 2004, the Board of Directors held five formal meetings. Mr. Norick attended four of the five formal meetings and each other director attended all board meetings held during fiscal 2004.

        The Company encourages, but does not require, Board members to attend the annual meeting of shareholders. All of the directors attended last year's annual meeting.

Code of Ethics for Directors, Officers and Empoyees

        The Company has adopted a Code of Ethics for Senior Financial Officers. The Code of Ethics applies to all senior financial officers of the Company, including the Chief Executive Officer, the Chief Financial Officer, the Treasurer and any other person performing similar functions. In addition, the Company adopted a Code of Conduct and Ethics for Directors, Officers and Employees, applicable to directors, officers and all employees. A copy of these codes may be obtained without charge from the Company by requesting them in writing from the corporate secretary, addressed to Sport-Haley, Inc., 4600 E. 48th Avenue, Denver, CO 80216-3215.

Executive Officers and Key Employees

        Officers are appointed by and serve at the discretion of the Board of Directors. Each of the Company's officers devote full-time to the Company's business and affairs.

        Robert G. Tomlinson served as Chairman of Sport-Haley since October 1992 until his death in September 2004 and served as Chief Executive Officer from October 1992 until March 2002. Prior to joining Sport-Haley, Mr. Tomlinson was a partner in Tomlinson Enterprises, a real estate investment partnership, and also engaged in the management of his personal investment portfolio. Mr. Tomlinson is the father of Kevin M. Tomlinson, the former Chief Executive Officer.

        Kevin M. Tomlinson, age 45, served as Chief Executive Officer from March 2002 through October 2004 (although his employment continues through March 17, 2005) and as a director from September 1999 until November 2004. Mr. Tomlinson also served as President from March 2004 through October 2004. Previously, Mr. Tomlinson had served as Chief Operating Officer and Executive Vice President-Operations, from January 1999 until March 2002, and as Vice President of Operations from December 1997 until January 1999. From 1992 until joining Sport-Haley, Mr. Tomlinson was employed by Nu-Kote International, Inc., an office products manufacturer and distributor, in capacities including vice president of product marketing, vice president of marketing, vice president of global procurement and vice president of retail sales. Mr. Tomlinson is the son of Robert G. Tomlinson, the late Chairman of Sport-Haley.

        Robert W. Haley served as President of Sport-Haley from May 1996 until March 2004 and served as a director from May 1996 until March 2003. From March 2003 through March 2004, Mr. Haley served as an advisor to the Board of Directors. From January 1992 until his appointment to such positions, Mr. Haley served as Vice President of Marketing of Sport-Haley. Prior to joining Sport-Haley, Mr. Haley served in various marketing positions for various golf apparel manufacturers. Mr. Haley is a Class A PGA professional golfer with more than 25 years experience in the golf industry.

        Donald W. Jewell, age 54, has served as interim Chief Executive Officer since November 1, 2004 and Senior Vice President of Sport-Haley since February 1, 2001. From 1996 until joining Sport-Haley, Mr. Jewell was the founder, president and director of Jewell Apparel Group, a Canadian distributor of premium and mid-priced men's golf apparel. Mr. Jewell began designing, sourcing and marketing golf apparel in 1993 while serving as the president and chief executive officer of Jewell-Rung, positions that he held from 1980 to 1996.

        Patrick W. Hurley, age 53, has served as Controller, Secretary and Treasurer of the Company since October 1999 and as Chief Financial Officer since December 2000. From 1992 until joining the Company, he was employed as Senior Staff Accountant at Saltzman Hamma Nelson Massaro LLP, an accounting firm located in Denver, Colorado.

        Catherine B. Blair, age 54, has served as Vice President of Merchandising/Design since her appointment in May 1996. Ms. Blair has been part of the Company's design team since 1992, and was appointed Director of Design in 1995. Prior to joining Sport-Haley, she was a designer for a golfwear company and also worked as a freelance designer for companies such as Macy's, Bloomingdale's, Ann Taylor and The Gap.

        Mark Maley, age 40, has served as Vice President, Sales, since January 2004. Previously, Mr. Maley served as the Director of Special Markets and Brands since July 2003 and was a sales representative for the Ben Hogan apparel line. Prior to joining Sport-Haley, Mr. Maley served as general manager, director of golf and head golf professional for over seven years with Club Corporation of America. Mr. Maley is a member of the PGA.

Executive Compensation

        Summary Compensation Table.    The following table sets forth the annual and long-term compensation for services in all capacities to Sport-Haley for the three fiscal years ended June 30, 2004, 2003 and 2002 of Robert G. Tomlinson, our late Chairman, Kevin M. Tomlinson, our former Chief Executive Officer, Robert W. Haley, our former President, Donald W. Jewell, Senior Vice President and Interim Chief Executive Officer, Catherine B. Blair, our Vice President—Merchandising and Design, and Mark Maley, our Vice President—Sales, the only executive officers of Sport-Haley whose total annual salary and bonus exceeded $100,000 during the year ended June 30, 2004 (the "Named Officers").

		Annual Compensation		Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Securities underlying Options/SARs(#)	All Other Compensation
Robert G. Tomlinson, Chairman(3)	2004 2003 2002	$170,000 170,000 170,000	$-0- -0- -0-	$-0- -0- -0-	$148 1,783 2,249	(2) (1) (1)
Kevin M. Tomlinson Chief Executive Officer(4) and President	2004 2003 2002	160,000 160,000 140,000	-0- -0- -0-	-0- -0- -0-	2,148 2,148 1,941	(1) (1) (1)
Robert W. Haley, President	2004 2003 2002	150,000 150,000 150,000	-0- -0- -0-	-0- -0- -0-	2,023 2,023 999	(1) (1) (1)
Donald W. Jewell, Senior Vice President and Interim Chief Executive Officer(5)	2004 2003 2002	141,616 130,000 100,571	-0- -0- -0-	-0- -0- -0-	1,956 937 937	(1) (1) (1)
Catherine B. Blair, Vice President Merchandising and Design	2004	99,903	-0-	-0-	1,397	(1)
Mark Maley, Vice President Sales(6)	2004	118,462	-0-	-0-	894	(1)

(1)
Comprised of contributions by Sport-Haley to the Named Officer's 401(k) plan account and term life insurance premiums.

(2)
Comprised solely of term life insurance premiums.

(3)
Robert G. Tomlinson passed away in September 2004.

(4)
Kevin M. Tomlinson stepped down as Chief Executive Officer and President on October 29, 2004.

(5)
Donald W. Jewell was appointed Interim Chief Executive Officer on October 29, 2004. He continues also to serve as Senior Vice President.

(6)
Mark Maley was appointed Vice President—Sales effective January 1, 2004.

        Fiscal Year-End Options/Option Values Table.    The following table sets forth information on the number of securities and value underlying exercisable and unexercisable options and SARs for the year ended June 30, 2004.

				Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End		Value of Unexercised In-the-Money(1) Options/SARs at Fiscal Year-End($)(2)
Name	Shares Acquired on Exercise		Value Realized
				Exercisable	Unexercisable	Exercisable	Unexercisable
Robert G. Tomlinson	-0-		-0-	83,334	66,666	$163,918	$142,832
Kevin M. Tomlinson	-0-		-0-	108,333	91,667	206,333	192,667
Robert W. Haley	75,000	(3)	136,500	-0-	-0-	-0-	-0-
Donald W. Jewell	-0-		-0-	33,334	16,666	56,668	28,332
Catherine B. Blair	-0-		-0-	38,333	11,667	68,666	19,334

(1)
Options are "in the money" if the fair market value of the underlying securities exceeds the exercise or base price of the option.

(2)
The dollar values are calculated be determining the difference between the fair market value of the securities underlying the options at fiscal year end and the exercise or base price of the options. The closing bid price for the Common Stock was $5.00 on June 30, 2004, the last trading date for the end of the 2004 fiscal year.

(3)
All of the stock options issued to Robert W. Haley became fully vested and exercisable upon the termination of his Executive Employment Agreement, pursuant to its terms. Mr. Haley exercised all of the options in June 2004.

        No employee of Sport-Haley receives any additional compensation for his services as a director. For fiscal 2004, each non-employee member of the Board received $6,000 per year for attending up to four meetings and $1,000 for each Board meeting attended per year in excess of four meetings. In addition to the above compensation, the Chairman of the Audit Committee received $6,000 per year and each other Audit Committee member received $4,000 per year for attending up to four Audit Committee meetings. All Audit Committee members received $1,000 for each Audit Committee meeting attended per year in excess of four meetings. The Board of Directors had also authorized payment of reasonable travel and other out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board of Directors. Per authorization by the Compensation Committee, effective October 1, 2004, each non-employee Board member will receive $10,000 per year, payable quarterly. Also, the Chairman of the Board will receive an additional $50,000 per year, the Audit Committee Chairman will receive an additional $10,000 per year, and the Compensation Committee Chairman will receive an additional $2,500 per year, payable quarterly. During fiscal 2004, the directors were not granted any options to purchase the Company's common stock.

        Employment Agreements.    Effective January 1, 1997, Sport-Haley entered into an employment agreement with Mr. Robert G. Tomlinson. Mr. Tomlinson died on September 8, 2004. Mr. Tomlinson's employment agreement required that he devote his full business time to Sport-Haley as Chairman of the Board at an annual salary of $230,000, as amended, be provided an automobile and such bonuses as awarded by the Board of Directors. The term of the employment agreement extended from January 1, 1997 to December 31, 1999, subject to automatic one year extensions at the end of each year. Because the agreement terminated upon Mr. Tomlinson's death, Mr. Tomlinson's estate was entitled to the same severance compensation as would have been applicable as if Mr. Tomlinson had terminated the agreement with "cause" (as defined in the agreement), or the Company had terminated the agreement for other than "cause" (as defined in the agreement), or if there were a change in control of Sport-Haley. The employment agreement entitled Mr. Tomlinson's estate to receive, as a death benefit, severance compensation in an amount equal to three times his annual salary and bonus payments during the preceding 12 months. During the time his estate receives such severance compensation, Mr. Tomlinson's estate is entitled to participate in all employee benefit plans, at Sport-Haley's expense. Provisions included in the employment agreement entitled Mr. Tomlinson's estate to receive such amount in a lump sum. Because the agreement was terminated for reasons other than by Sport-Haley with cause, all options previously granted to Mr. Tomlinson became fully vested on the date of Mr. Tomlinson's death. Mr. Tomlinson agreed to a voluntary salary reduction in fiscal 1999. From then until his death, Mr. Tomlinson received an annual salary of $170,000 per year instead of the $230,000 annual salary, which he was entitled to receive per the amended employment agreement. Subsequent to his death, a dispute with Mr. Tomlinson's estate ensued concerning the amount of severance compensation to be paid as a death benefit and other compensation matters relating to the employment agreement. Mr. Tomlinson's estate demanded a higher severance amount and other compensation which it claimed was also due under the agreement. The Board of Directors negotiated an agreement in compromise with Mr. Tomlinson's estate regarding the death benefit amount and the other disputed compensation. In accordance with the terms of the settlement agreement, the Company paid the lump sum amount of $650,000 to Mr. Tomlinson's estate in October 2004.

        Effective March 18, 2002, Sport-Haley entered into an employment agreement with Mr. Kevin Tomlinson to act as the Company's Chief Executive Officer. On October 18, 2004, our Board of Directors approved a resolution not to renew the executive employment agreement of Kevin M. Tomlinson, our Chief Executive Officer and President, beyond the end of the term of the agreement on March 17, 2005. The Board and Mr. Tomlinson agreed that he would continue to act as Chief Executive Officer and President until a new or interim chief executive officer was appointed or the end of the term of his employment agreement, whichever occurred first. On October 29, 2004, the Board of Directors appointed Donald W. Jewell Interim Chief Executive Officer. Therefore, Mr. Tomlinson stepped down from his duties as Chief Executive Officer and President on that date. Mr. Tomlinson's employment agreement provides for an annual salary of $160,000 per year and such bonuses as awarded by the Board of Directors. Because Mr. Tomlinson was terminated without "cause," as defined in the agreement, we are required to pay Mr. Tomlinson severance and other compensation as a result of the Board's decision not to renew the agreement. Upon the effective date of termination of the agreement, March 17, 2005, Mr. Tomlinson is entitled to receive severance compensation, payable monthly, for a term of 36 months based upon his salary and incentive bonus payments as shall have been paid to him during the most recent twelve-month period. In addition, the agreement provides for Mr. Tomlinson's participation in all employee benefit plans, during the time he is receiving severance compensation, and for reimbursement from the Company for legal expenses Mr. Tomlinson incurred with respect to exercising his right to obtain professional counsel regarding termination of the contract. Accordingly, the Company recorded severance and other compensation expense in the amount of $520,000 during the fiscal quarter ended December 31, 2004. Mr. Tomlinson will receive salary payments through March 17, 2005 and will receive monthly severance payments thereafter. The agreement contains a non-competition provision for one year following termination.

        Effective January 1, 1997, Sport-Haley entered into an employment agreement with Mr. Robert W. Haley to serve as the Company's President. In January 2004, Mr. Haley agreed to the termination of his employment, effective March 31, 2004. The agreement required that he devote his full business time to Sport-Haley as President or Senior Executive Officer at an annual salary of $160,000 and such bonuses as awarded by the Board of Directors. Under the terms of the agreement, Mr. Haley is entitled to receive severance compensation for one year from the date of termination in an amount equal to his annual salary and bonus payments during the preceding 12 months. During the time he is receiving such severance compensation, he is eligible to participate in all employee benefit plans, at Sport-Haley's expense. All options previously granted to Mr. Haley shall become fully vested on the date of termination and shall be exercisable for three months thereafter. Any options not exercised during that period will be canceled. The agreement contains a non-competition provision for one year following termination. Mr. Haley agreed to a voluntary salary reduction in fiscal 1999. Since that time, Mr. Haley has received an annual salary of $150,000 per year instead of the $160,000 annual salary which he is entitled to receive per the employment agreement.

        Sport-Haley entered into an employment agreement with Mr. Donald Jewell effective February 1, 2001. The agreement requires that he devote his full business time to Sport-Haley as Senior Vice President at an annual salary of $150,000 and such bonuses as awarded by the Board of Directors. In January 2005, Mr. Jewell entered into an amendment to his employment agreement, effective November 1, 2004, to serve as Interim Chief Executive Officer through June 30, 2005, subject to automatic monthly extensions. The agreement, as amended, provides for salary of $50,000 per year in addition to the salary Mr. Jewell is entitled to receive under his employment agreement for serving as Senior Vice President, in which capacity he will continue to serve. The employment agreement, as amended, extends from February 1, 2001 through January 1, 2003, subject to automatic one (1) year extensions at the end of each year. If Sport-Haley terminates the agreement for other than "cause" (as defined in the agreement), or if he terminates the agreement for cause," he is entitled to receive severance compensation equal to twelve months salary and 50% of the last annual bonus. During the time he is receiving any such severance compensation, he would be eligible to participate in all employee benefit plans, at Sport-Haley's expense. If there is a non-negotiated change in control of Sport-Haley, he is entitled to lump sum severance compensation equal to three times his annual salary and bonus payment during the preceding 12 months. In the event of a non-negotiated change in control of the Company, options previously granted to Mr. Jewell would become fully vested and exercisable on the date of termination. In the event of a termination by either party without cause, options previously granted will vest and become exercisable on a pro-rata basis from the date of grant to the date of termination. If Sport-Haley terminates the agreement with cause, no unexercised options will be exercisable. The agreement contains a non-competition agreement for twelve months following termination, provided Mr. Jewell could be released from the non-compete if the agreement were terminated without cause and if he had elected to forego any severance compensation.

        Effective July 1, 1997, the Company entered into an employment agreement with Catherine B. Blair. The agreement, as amended, requires that Ms. Blair devote her full business time to the Company as Vice President of Merchandising and Design at an annual salary of $102,500 and such bonuses as awarded by the Board of Directors. The employment agreement extends for a two-year term, subject to automatic one year extensions after each year. If the Company terminates the agreement without cause or does not renew the agreement upon expiration or if Ms. Blair terminates the agreement with or without "cause" (as defined in the agreement), she is entitled to receive severance compensation equal to six months' salary, plus 50% of her most recent annual bonus. During the time she is receiving any such severance compensation, Ms. Blair is entitled to participate in all employee benefit plans, at the Company's expense. If there is a non-negotiated change in control of the Company, Ms. Blair is entitled to lump sum severance compensation equal to three times her annual salary and bonus payment during the preceding 12 months. If Ms. Blair becomes disabled during the term of the agreement, her full salary will be continued for one year from the date of disability. The agreement contains a non-competition provision for one year following termination.

        Sport-Haley entered into an employment agreement with Mark Maley effective January 1, 2004. The agreement requires Mr. Maley to devote his full business time to Sport-Haley as Vice President—Sales for an annual salary of $135,000 and such bonuses as may be awarded by the Board of Directors. In December 2004, effective January 1, 2005, we entered into an amended employment agreement with Mark Maley to continue to serve as our Vice President—Sales. The amended agreement provides for a term of one year, with automatic extensions of one year unless terminated earlier. The amendment provides for additional compensation in the form of an override commission of 0.2% on the Company's gross annualized sales (excluding discounted sales of more than 50% from original suggested wholesale prices), returns and credits. If Mr. Maley is terminated by the Company without "cause," as defined, he is entitled to severance payments equal to his monthly compensation for the next twelve months. In the event of a non-negotiated change of control of Sport-Haley and either Mr. Maley or Sport-Haley terminates the agreement within sixty days of the change of control, then Mr. Maley is entitled to severance compensation equal to three times his annual salary and bonus payment during the preceding twelve months. In the event of a non-negotiated change of control of the Company, any stock options granted to Mr. Maley become fully vested and exercisable on the date of termination. If either party terminates the agreement without cause, the agreement provides that any stock options granted to Mr. Maley will vest and become exercisable on a pro-rated basis from the date of grant to the date of termination, based upon the number of months the agreement has been in effect from the date of grant and the Company's established three year vesting period. If the agreement is terminated by Sport-Haley for cause, all unexercised options are extinguished at the time of termination. The agreement contains a non-competition agreement for twelve months following termination, provided Mr. Maley could be released from the non-compete agreement if he were terminated without cause and if he had elected to forego any severance pay.

Stock Option Plan

        Sport-Haley adopted a stock option plan in 1993 (as amended, the "Option Plan"). The Option Plan, as amended, provided for the granting of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options and stock appreciation rights ("SARs"), up to a maximum number of 2,150,000 shares. Non-qualified options could be granted to employees, directors and consultants of Sport-Haley, while incentive options could only be granted to employees. No options could be granted under the Option Plan subsequent to February 28, 2003, when the Option Plan expired by its terms. Options granted pursuant to the Option Plan prior to its expiration on February 28, 2003 remain exercisable according to the terms of their issuance.

        The Option Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee determined the terms and conditions of the options and SARs granted under the Option Plan, including the exercise prices, number of shares subject to the options and the exercisability thereof.

        The exercise price of each incentive option granted under the Option Plan must have been at least equal to the fair market value of the Common Stock of Sport-Haley on the date of grant. In the case of an optionee who owns stock possessing more than ten percent of the total combined voting power of all classes of stock of Sport-Haley, the exercise price of incentive options could not be less than 110% of the fair market value of the Common Stock on the date of grant. The exercise price of all non-qualified stock options granted under the Option Plan was determined by the Compensation Committee, but could not be less than 85% of the fair market value of the Common Stock. The terms of all non-qualified stock options granted under the Option Plan could not exceed ten years and the terms of all incentive options could not exceed five years.

        The Option Plan provided the Board of Directors or the Compensation Committee the discretion to determine when options granted thereunder should become exercisable and the vesting period of such options. Upon termination of a participant's employment or consulting relationship with Sport-Haley, all unvested options terminate and are no longer exercisable. Vested options remain exercisable for a specified period of time following the termination date. The length of such an extended exercise period generally ranges from 30 days to one year, depending on the nature and circumstances of the termination.

        The Option Plan provided that, in the event Sport-Haley enters into an agreement providing for the merger of Sport-Haley into another corporation or the sale of substantially all of Sport-Haley's assets, any outstanding unexercised option would become exercisable at any time prior to the effective date of such agreement. Upon the consummation of a merger or sale of assets, such options would terminate unless they were assumed or another option was substituted therefor by the successor corporation.

        In January 2003, the board of directors approved two amendments to the Company's Option Plan. The first amendment conformed the Plan to previous practice and the initial summary of the Plan contained in SEC filings by permitting the granting of non-qualified options to employees, consultants and non-employee directors with exercise prices of not less than 85% of the current fair market value of the underlying common stock. The second amendment made explicit that the compensation committee may accelerate the vesting of any options granted under the plan.

        As of June 30, 2004, a total of 1,097,015 non qualified and incentive options were outstanding, with exercise prices ranging from $2.71 to $9.78 per share and a weighted average exercise price per share of $3.66.

401(k) Plan

        In January 1996, Sport-Haley adopted a defined contribution savings plan (the "401(k) Plan") to provide retirement income to employees of Sport-Haley. The 401(k) Plan is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended. The 401(k) Plan covers all of the Company's employees who are at least 18 years of age and have been employed at least three months. It is funded by voluntary pre-tax contributions from employees up to a maximum amount equal to 15% of annual compensation and through matching contributions by Sport-Haley of $0.25 on the dollar for employee contributions on the first 5% of the employee's annual compensation. Upon leaving Sport-Haley, each participant is 100% vested with respect to the participant's contributions and is vested based on years of service with respect to Sport-Haley's matching contributions. Contributions are invested as directed by the participant in investment funds available under the 401(k) Plan. Full retirement benefits are payable to each participant in a single cash payment or an actuarial equivalent form of annuity on the first day of the month following the participant's retirement.

Compensation Committee Report

        Notwithstanding anything to the contrary set forth in any of the previous filings made by Sport-Haley under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including, but not limited to, this proxy statement, in whole or in part, the following Compensation Committee Report shall not be deemed to be "filed" with the Securities and Exchange Commission nor shall it be incorporated by reference into any such future filings.

        This Compensation Committee Report discusses Sport-Haley's executive compensation policies and the basis for the compensation paid to Sport-Haley's executive officers, including its Chief Executive Officer, during fiscal 2004.

        Compensation Policy.    Sport-Haley's policy with respect to executive compensation was designed to:

  •
  Adequately and fairly compensate executive officers in relation to their responsibilities, capabilities and contributions to Sport-Haley in a manner that is commensurate with compensation paid by companies of comparable size or within the golf apparel industry;

  •
  Reward executive officers for the achievement of short-term operating goals and for the enhancement of the long-term value of Sport-Haley; and

  •
  Align the interests of the executive officers with those of Sport-Haley's shareholders.

        The components of compensation paid to certain executive officers consist of (a) base salary, (b) incentive compensation in the form of discretionary annual bonus payments, (c) long-term incentive compensation in the form of awards under Sport-Haley's Option Plan, and (d) various other benefits.

        Base Salary.    For fiscal 2004, the Compensation Committee reviewed the base salaries paid by Sport- Haley to its executive officers under their respective employment agreements. Annual adjustments to base salaries, if any, are determined based upon a number of factors, including Sport-Haley's performance (to the extent such performance can fairly be attributed or related to each executive officer's performance), as well as the value of each executive officer's responsibilities, capabilities and contributions and internal compensation equity considerations. In addition, for fiscal 2004, the Compensation Committee reviewed the base salaries of its executive officers in an attempt to ascertain whether those salaries fairly reflect job responsibilities and prevailing market conditions and rates of pay. The Compensation Committee believes that base salaries for Sport-Haley's executive officers have been reasonable in relation to its size and performance in comparison with the compensation paid by similarly sized companies or companies within the golf apparel industry. The Compensation Committee increased the base pay of three of Sport-Haley's executive officers in fiscal 2004. In September 2003, the Compensation Committee increased the base pay of Mr. Hurley from $80,000 to $87,500 and the base pay of Mr. Jewell from $130,000 to $150,000. In October 2003, the Compensation Committee increased the base pay of Ms. Blair from $95,000 to $102,500.

        Incentive Cash Bonus Compensation.    The Compensation Committee feels that a relatively lower level of base salary and relatively higher level of incentive compensation, in the form of bonuses and grants of options, most effectively aligns the interests of management with that of shareholders. It also believes that its policy regarding incentive compensation is similar to policies of other companies of comparable size within the golf apparel industry. The decision on whether to award incentive cash bonus compensation is based on a combination of achievement of business targets and objectives and certain other financial measures which the Compensation Committee feels will dictate, in large part, Sport-Haley's future operating results, and on an officer's responsibilities, capabilities and contribution to Sport-Haley. There is no formal written bonus incentive plan for executive officers', although certain executive officers employment agreements provide that the executive is eligible for a discretionary bonus of up to a specified percentage of his or her base salary. Although all of the executive officers' contributions were noted and commended, the Compensation Committee did not award any incentive cash bonuses to any of the executive officers because the Committee did not believe that such bonuses were merited in view of the continued negative profitability trend of Sport-Haley in fiscal 2004.

        Long-Term Incentive (Option) Compensation.    The Compensation Committee also has authority to select the executive officers and employees who will be granted options and other awards and to determine the timing, pricing and amounts of any such options or awards. As stated above, the Compensation Committee believes that incentive compensation, in the form of bonuses and grants of options, most effectively aligns the interests of management with that of shareholders. The Company's stock option plan expired by its terms in February 2003. Accordingly, in fiscal 2004, the Compensation Committee did not approve the grant of any options to executives or directors of the Company.

        Other Benefits.    Executive officers are eligible for various benefits, including health and welfare plans generally available to all full-time employees. In addition, the executive officers are eligible to participate in the 401(k) Plan, also generally available to all employees, whereby they may elect to defer part or all of their base and incentive cash compensation, with matching contributions from Sport-Haley. Sport-Haley does not maintain any other plans and arrangements for the benefit of its executive officers except to provide life insurance for the benefit of certain executive officers' named beneficiaries and a vehicle for its Chief Executive Officer. The Compensation Committee believes these benefits are reasonable in relation to the executive compensation practices of other similarly sized companies or companies within the golf apparel industry.

        Tax Considerations.    Beginning in 1994, the Internal Revenue Code limited the federal income tax deductibility of compensation paid to a company's chief executive officer and to each of the four most highly compensated executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on the date of exercise. A company may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1 million or meets certain other conditions (such as shareholder approval). Considering current compensation plans and policies and the exercise price of currently outstanding stock options held by the executive officers, the Compensation Committee believes that, for the near future, there is little risk that Sport-Haley will lose any significant tax deduction relating to executive compensation. At such time, if any, that the deductibility of executive compensation becomes an issue, modifications to compensation plans and policies will be considered by the Compensation Committee.

        CEO Compensation.    During fiscal 2004, Kevin M. Tomlinson served as Chief Executive Officer of the Company. In reviewing the Chief Executive Officer's compensation package, the Committee pursues the same objectives that apply for other executive officers. The Committee's overall goal is to set the Chief Executive Officer's salary at a base comparable to those of persons employed in similar capacities with competitors that are similar in industry size and performance. However, the actual level approved by the Committee may be higher or lower based upon the Committee's subjective evaluation of the annual and long-term performance of Sport-Haley, the individual performance of the Chief Executive Officer, particularly with respect to leadership and strategic vision, and the cash resources and needs of Sport-Haley. The Committee elected not to raise Mr. Tomlinson's base salary during fiscal 2004.

        The Compensation Committee believes that the concepts discussed above further the shareholders interests and that officer compensation encourages responsible management of Sport-Haley. The Compensation Committee considers the effect of management compensation on shareholder interests. In the past, the Board of Directors based its review in part on the experience of its own members and on information requested from management personnel. These same factors will be used in the future in determining officer compensation.

        This report was furnished by the members of the Compensation Committee: Mark J. Stevenson; Ronald J. Norick and James H. Everest.

Compensation Committee Interlocks and Insider Participation

        All of the Compensation Committee members are independent directors, as defined by applicable SEC and NASD Rules, of Sport-Haley. None of these members have ever been an officer or employee of Sport-Haley or its former subsidiary nor have any of them had a relationship which would require disclosure under the "Certain Relationship and Related Transactions" captions of any of Sport-Haley's filings with the Commission during the past three fiscal years.

Performance Graph

        Notwithstanding anything to the contrary set forth in any of the previous filings made by Sport-Haley under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including, but not limited to, this proxy statement, in whole or in part, the following performance graph shall not be deemed to be incorporated by reference into any such future filings.

        Set forth below is a line graph prepared by Zacks Investment Research comparing the yearly percentage change in Sport-Haley's cumulative total shareholder return (share price appreciation plus dividends) on Sport-Haley's Common Stock with the cumulative total return of (i) a Nasdaq Market Index and (ii) the stocks of apparel manufacturers having Standard Industrial Classification codes from industry group numbers 231 through 235, which is deemed as a market weighted index of publicly traded peers, for the period from July 1, 1999 through June 30, 2004 (the "Measurement Period"). The graph assumes that $100 is invested in each of Sport-Haley's common stock, the Nasdaq Market Index and the publicly traded peers on July 1, 1999 and that all dividends were reinvested. No dividends were declared or paid by Sport-Haley during the Measurement Period. Sport-Haley's shareholder return is calculated by dividing (i) the difference between Sport-Haley's share price at July 1, 1999 and each June 30 of the Measurement Period by (ii) the share price at the beginning of the Measurement Period.

	Fiscal Year Ended June 30,
	1999	2000	2001	2002	2003	2004
Sport-Haley, Inc.	100.00	85.72	62.35	77.32	85.01	103.93
Industry Peer Group Index	100.00	95.67	84.41	80.23	75.15	100.39
Nasdaq Market Index	100.00	147.97	80.85	54.93	61.21	77.61

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth certain information regarding beneficial ownership of Sport-Haley's Common Stock as of February 24, 2005 by (i) each person known by Sport-Haley to own beneficially more than 5% of the outstanding Common Stock, (ii) each director or nominee, (iii) each of the Named Officers, and (iii) all executive officers and directors as a group. The information with respect to institutional investors is derived solely from statements filed with the Commission under Section 13(d) of the Exchange Act. Each person has sole voting and sole investment or dispositive power with respect to the shares shown except as noted.

	Shareholdings on February 24, 2005
Name and Address(1)	Number of Shares(2)	Percent of Class(3)
Robert G. Tomlinson(4)	188,000	6.98%
Kevin M. Tomlinson(5)	200,000	7.29
Robert W. Haley	75,000	2.95
Catherine B. Blair(5)	50,000	1.93
Patrick W. Hurley(5)	50,000	1.93
Donald W. Jewell (5)	50,000	1.93
Mark Maley	0	*
Mark J. Stevenson(5)	91,666	3.48
Ronald J. Norick(6)	252,283	9.39
James H. Everest(7)	231,666	8.62
James R. TenBrook	0	*
Hillso Partners Limited Partnership(8) 6900 Wisconsin Avenue, Suite 501 Bethesda, Maryland 20815	274,600	11.21
Dimensional Fund Advisors Inc.(9) 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	207,000	8.13
Michael W. Cook Asset Management, Inc.(10) d/b/a Cook Mayer Taylor 5170 Sanderlin Avenue, Suite 200 Memphis, Tennessee 38117	255,437	10.44
All directors and executive officers as a group (Ten persons)(11)	1,138,615	33.78

*
Less than 1%

(1)
Except as noted above, the address for all persons listed is 4600 E. 48th Avenue, Denver, Colorado 80216.

(2)
Ownership includes both outstanding Common Stock and shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after the date hereof.

(3)
All percentages are calculated based on the number of outstanding shares in addition to shares which a person or group has the right to acquire within 60 days of February 24, 2005. As of February 24, 2005, there were 2,545,252 shares of common stock outstanding.

(4)
Mr. Tomlinson passed away in September 2004. The shares and exercisable options reflected above are believed to be held by Mr. Tomlinson's estate or his wife as successor. Includes 150,000 shares subject to currently exercisable options or options which will become exercisable within 60 days after the date hereof.

(5)
Consists solely of shares subject to currently exercisable options or options which will become exercisable within 60 days after the date hereof.

(6)
Includes 141,666 shares subject to currently exercisable options and 110,617 shares owned of record by entities affiliated with Mr. Norick, of which shares Mr. Norick has shared voting and dispositive power.

(7)
Includes 141,666 shares subject to currently exercisable options or options which will become exercisable within 60 days after the date hereof and 50,000 shares owned by a trust for which Mr. Everest acts as trustee, of which shares Mr. Everest disclaims beneficial ownership.

(8)
Hillson Partners Limited Partnership has sole voting power and sole dispositive power of 274,600 shares.

(9)
Dimensional Funds Advisors Inc., is an investment advisor company, which, beneficially owns shares owned of record by advisory clients of Dimensional Funds Advisors, Inc. Dimensional Funds Advisors, Inc. disclaims beneficial ownership of these shares.

(10)
Michael W. Cook Asset Management, Inc., has sole voting power and sole dispositive power over 255,437 shares.

(11)
Includes 874,998 shares of Common Stock subject to options exercisable currently or within 60 days.

        The Board of Directors has unanimously approved and recommends that shareholders vote FOR the director nominees identified above.

II.    SELECTION OF AUDITORS

        The firm of Hein & Associates LLP has examined the financial statements of the Company for the period from July 1, 1997 to June 30, 2004. Subject to shareholder approval, Hein & Associates LLP will serve as the Company's independent auditors for the fiscal year ending June 30, 2005. Representatives of Hein & Associates LLP are expected to be present at the annual meeting with the opportunity to make a statement, if it is their desire to do so, and will be available to respond to appropriate questions from shareholders.

        Audit Fees.    The aggregate fees billed by Hein & Associates LLP, Sport-Haley's independent auditors, during fiscal years 2004 and 2003 for the audits of Sport-Haley's annual financial statements, the reviews of Sport-Haley's quarterly financial statements included in Forms 10-Q for the corresponding quarterly periods or the services that are normally provided by in connection with statutory and regulatory filings or engagements for those fiscal years totaled approximately $75,000 and $54,000, respectively.

        Audit-Related Fees.    The aggregate fees billed by Hein & Associates LLP for assurance and related services that are reasonably related to the performance of the audit or review of Sport-Haley's financial statements that are not included in the "Audit Fees" described above totaled approximately $0 and $7,000 for fiscal 2004 and 2003, respectively. For fiscal 2003, the audit related services consisted of an audit of the Sport-Haley, Inc. 401(k) Plan for the plan year ended December 31, 2001.

        Tax Fees.    The aggregate fees billed by Hein & Associates LLP in fiscal years 2004 and 2003 for professional services rendered for tax compliance, tax advice and tax planning were approximately $3,000 and $6,000, respectively, and consisted primarily of services with respect the preparation of federal and state income tax returns, advice with regard to federal and state income tax audits and income tax planning.

        All Other Fees.    The aggregate fees billed by Hein & Associates LLP in fiscal 2004 and 2003, other than for the services reported in "Audit Fees," "Audit Related Fees" or "Tax Fees" described above, were approximately $16,000 and $6,000, respectively. During fiscal 2004, these fees related primarily to the class action lawsuit pending against the Company and certain individuals, the SEC investigation and civil action and accounting for changes to previously issued stock options. During fiscal 2003, these fees related primarily to the class action lawsuit against the Company.

        Audit Committee Approval Procedures.    Sport-Haley's independent auditor reports to, and is engaged at the direction of, the Audit Committee, with annual approval by the shareholders. Effective May 2003, the Audit Committee implemented new procedures for the pre-approval of audit and non-audit services performed by the Company's independent auditors. The Audit Committee has the sole authority to pre-approve all audit and non-audit services provided by the independent auditors to the Company and acts to assure that the independent auditors are not engaged to perform specific non-audit services proscribed by law or regulation. The Audit Committee approved all of the services performed by Hein & Associates, LLP during fiscal 2004.

        The Audit Committee considers the services provided by Hein & Associates LLP to be compatible with maintaining Hein & Associates LLP's independence.

        The Board of Directors recommends a vote FOR ratification of Hein & Associates LLP as independent auditors for the Company.

SPORT—HALEY, INC.
4600 East 48th Avenue
Denver, CO 80216
(303) 320-8800
 www.sporthaley.com

Appendix A

SPORT-HALEY, INC.

Annual Meeting of Shareholders to be held on April 8, 2005

  This proxy is solicited by the Board of Directors of Sport-Haley, Inc.

        KNOW ALL MEN BY THESE PRESENTS: that the undersigned shareholder of Sport-Haley, Inc. (the "Company") hereby constitutes and appoints Ronald J. Norick, as attorney and proxy, with the power to appoint his substitute, and hereby authorizes him to represent and vote, as designated below, all of the shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held April 8, 2005 and at any and all adjournments thereof with respect to the matters set forth below and described in the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 7, 2005, receipt of which is acknowledged.

        The Board of Directors recommend a vote for proposals 1 and 2.

  1.
  To consider and act upon a proposal to elect Messrs. Mark J. Stevenson, Ronald J. Norick, James H. Everest and James R. TenBrook as directors to hold office for one-year terms or until their successors are elected and qualified.

    ☐
    FOR ELECTION OF ALL NOMINEES (Except as shown below)

    ☐
    WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES

      Instructions: To withhold authority to vote for any individual nominee, strike through the nominee's name below:

        Mark J. Stevenson
        Ronald J. Norick
        James H. Everest
        James R. TenBrook

  2.
  To ratify the appointment of Hein & Associates LLP as auditors of the Company.

    ☐
    FOR RATIFICATION

    ☐
    AGAINST RATIFICATION

    ☐
    ABSTAIN

  3.
  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any and all adjournments thereof.

    ☐
    AUTHORIZED TO VOTE

    ☐
    ABSTAIN

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). IF NO INDICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND THE PROXY HOLDER WILL VOTE ON ANY PROPOSAL UNDER ITEM 3 IN HIS DISCRETION AND IN HIS BEST JUDGMENT.

        Please mark, date, and sign exactly as your name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If this Proxy is not dated, the Proxy will be deemed to bear the date the form was mailed to the shareholder.

Dated:	Signature

Dated:	Signature if held jointly

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF SPORT-HALEY, INC. to be held April 8, 2005
PROXY STATEMENT Relating to the Annual Meeting of Shareholders to be held April 8, 2005
GENERAL
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
ANNUAL REPORT
SHAREHOLDER PROPOSALS FOR THE FISCAL 2005 ANNUAL MEETING
SHAREHOLDER COMMUNICATIONS WITH THE BOARD
OTHER MATTERS
PROPOSALS TO BE VOTED UPON
I. ELECTION OF DIRECTORS
II. SELECTION OF AUDITORS
  Appendix A
SPORT-HALEY, INC. Annual Meeting of Shareholders to be held on April 8, 2005